      AMENDMENT NO. 2 TO THE OPERATING AGREEMENT OF NASHVILLE
                                NEVADA, L.L.C.


     THIS AMENDMENT NO. 2 TO THE OPERATING AGREEMENT OF NASHVILLE NEVADA, L.L.C. (this "Amendment"), is effective (except as otherwise specified) as of September 30, 1994, by and between MOJAVE GAMING, INC., a Nevada corporation ("Mojave") as successor in interest to Eagle Gaming, Inc., a Nevada corporation ("Eagle"), MOJAVE VALLEY RESORT CASINO COMPANY, a Nevada corporation ("MVRCC"), ELSINORE CORPORATION, a Nevada corporation ("Elsinore") and NASHVILLE NEVADA, L.L.C., a Nevada limited-liability company ("Nashville Nevada").

                             PRELIMINARY STATEMENTS

     A. Mojave, MVRCC and Elsinore are parties to that certain Operating Agreement of Nashville Nevada, L.L.C. dated as of May 27, 1994, as modified by that certain Amendment to the Operating Agreement of Nashville Nevada, L.L.C. dated as of June 9, 1994 (such documents collectively, the "Operating Agreement").

     B.   The parties wish to further modify the Operating Agreement.

     NOW, THEREFORE, the parties hereto hereby agree as follows:


     1. Sublease and Option Agreement. Recital B. shall be amended to read as follows:

          MVRCC is an Affiliate (as defined below) of MVR and has entered into an amended and restated sublease with MVR dated as of August 23, 1994, approved by the Tribe on August 23, 1994 and by the BIA on October 7, 1994 (the "Sublease"). MVRCC and MVR are also parties to an amended and restated lease option agreement dated as of October 6, 1994 approved by the Tribe on October 6, 1994 and by the BIA on October 7, 1994 (the "Option Agreement") to sublet up to three (3) additional parcels of the Leased Land (the "Additional Sites") under the terms and conditions set forth therein.

     2. Capital Contributions. Recital E. shall be amended to read as follows:

          Mojave shall make a capital contribution of Ten Million Dollars ($10,000,000) in the form of cash to the joint venture and MVRCC, as a capital contribution to the joint venture, shall (i) assign its rights in the Sublease and (ii) remain solely liable for the Minimum Rent (as defined therein) charges for the first two (2) years of the Sublease.

     3. Development Option Agreement. The form of Development Option Agreement set forth as Exhibit "F" to the Agreement shall be deleted in its entirety and the form of Development Option Agreement attached hereto as Exhibit "A" shall be substituted in lieu thereof.

     4. Annual Operating Budget. Section 1.3 of the Operating Agreement shall be amended to delete the reference to "July 15, 1995" and to insert "January 31, 1996" in lieu thereof.

     5. Annual Plan. Section 1.4 of the Operating Agreement shall be amended to delete the reference to "July 15, 1995" and to insert "January 31, 1996" in lieu thereof.

     6. Capital Accounts. Section 1.5 of the Operating Agreement shall be amended to read as follows:

               The "Capital Account" of a Member means the capital account of that Member determined from the inception of the Company strictly in accordance with the rules set forth in Section 1.704-1(b)(2)(iv) of the Treasury Regulations.

               Subject to the previous paragraph, "Capital Account" means:

               (a) The amount of money contributed by the Member to the Company,

          increased by: (i) the fair market value of property contributed by the
          ------------
          Member to the Company, if any (net of liabilities securing such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code); and (ii) items of Company income allocated to the Member, including income and gain exempt from tax, and decreased by: (iii) the amount of money actually distributed
                   ------------
          or deemed distributed to the Member; (iv) the fair market value of property distributed to the Member, if any, by the Company (net of liabilities securing such distributed property that the Member is considered to assume or take subject to under Section 752 of the
          Code); (v) the Member's share of expenditures of the Company described in Section 705(a)(2)(B) of the Code (including, for this purpose, losses which are nondeductible under Section 267(a)(1) or Section 707(b) of the Code): (vi) the Member's share of amounts paid or incurred by the Company to organize the Company or to promote the sale of (or to sell) an interest in the Company (except to the extent properly amortizable for tax purposes) and (vii) items of loss and deduction allocated to the Member.


               For this purpose, "income" refers to all items of income (including all items of gain and including income exempt from tax) as properly determined for "book" purposes, and "loss" refers to all items of loss (including deductions) as properly determined for "book" purposes. "Book" income and loss shall be determined based on the value of the Company's assets as set forth on the books of the Company to the extent permitted and in accordance with the principles of
          Section 1.704-1(b)(2)(iv)(d), (f), and (g) of the Treasury Regulations. To the extent permissible under applicable Treasury Regulations, the Company will elect to revalue the Capital Accounts of the Members. Otherwise, book income and loss shall be determined strictly in accordance with federal income tax principles (including rules governing depreciation and amortization), applied hypothetically based on values of Company assets as set forth on the Company books.

     7. Operational Standards. Section 1.47 of the Operating Agreement shall be amended to delete the reference to "July 15, 1995" and to insert "January 31, 1996" in lieu thereof.

     8. Assignment and Assumption of Sublease. Section 2.5 of the Operating Agreement shall be amended to read as follows:

          MVRCC has assigned its rights in the Sublease to the Company and the Company has assumed all of MVRCC's obligations under the Sublease pursuant to the terms and conditions of that certain Assignment and Assumption Agreement dated September 9, 1994 (the "Assignment"). The obligations of MVRCC and the Company under the Assignment are contingent upon the occurrence of the Effective Date. As part of its Capital Contribution, MVRCC shall be solely liable, without any reimbursement from the Company, for Minimum Rent (as defined in the Sublease) charges for the first two (2) years of the Sublease, and in the event of any abatement of Minimum Rent pursuant to Paragraph 57 of the Sublease during the first two (2) years of the Sublease, after the first two (2) years MVRCC shall continue to be liable for such Minimum Rent for such longer period so that the total Minimum Rent paid solely by MVRCC, without reimbursement from the Company, shall equal One Million Two Hundred Thirty-Two Thousand Dollars ($1,232,000).

     9. Assumption of MVR Debts. Article II of the Operating Agreement shall be amended to add the following as Section 2.16:

          The Company shall assume the obligation to pay (i) the sum of Seventy-Five Thousand Dollars ($75,000) owed by MVR to the Tribe pursuant to the Ground Lease upon demand of the Tribe; (ii) the sum of Forty-seven Thousand Seven Hundred Forty-seven Dollars ($47,747) representing the first installment of the 1995 property taxes assessed on the Leased Land, which amount shall be paid by the Company to the Tribe no later than March 31, 1995; and (iii) if the Effective Date has not occurred prior to September 15, 1995, the sum of Forty-seven Thousand Seven Hundred Forty-seven Dollars ($47,747) representing the second installment of the 1995 property taxes assessed on the Leased Land which amount shall be paid by the Company to the Tribe on or before September 15, 1995. The expenses set forth above shall be deemed approved Pre-Effective Date Costs.

     10. Mojave Capital Contribution. Section 2.6 of the Operating Agreement shall be amended as follows:

          On the Effective Date, Mojave shall make a Capital Contribution to the Company in the form of cash of Six Million Dollars ($6,000,000) less any non-reimbursed amounts previously expended by Mojave or Project Coordinator on the Pre-Effective Date Costs. Within one (1) year of the Effective Date, Mojave shall either make the balance of its Capital Contribution as provided in Section 4.1 of this Agreement (i.e., Ten Million Dollars ($10,000,000) less any prior Capital Contributions credited to Mojave) or assign a portion of its Membership Interest in compliance with Section 8.1 of this Agreement and cause such assignee to do so; provided, however, that in no event shall the Membership Interest of MVRCC be reduced. In the event that the balance of Mojave's Capital Contribution is not made prior to the first anniversary of the Effective Date, the Membership Interest of Mojave shall be reduced by ten percent (10%), the Membership Interest of MVRCC shall be increased by ten percent (10%) and the obligation of Mojave to make the balance of the Capital Contribution to the Company shall terminate.

     11. Off-Site Improvements. Section 2.9 of the Operating Agreement shall be amended to delete the reference to "September 15, 1996" and to insert "September 15, 1997" in lieu thereof and to delete the reference to "February 1, 1997" and to insert "August 1, 1997" in lieu thereof.

     12. Opening Date. Section 2.10 of the Operating Agreement shall be amended to delete the reference to "January 15, 1996" and to insert "September 15, 1996" in lieu thereof and to delete the reference to "July 15, 1996" and to insert "March 15, 1997" in lieu thereof.

     13. Organization, Services, Sales and Marketing Program. Section 3.11(a)(ii)(A) of the Operating Agreement shall be amended to delete the reference to "July 15, 1995" and to insert "January 31, 1996" in lieu thereof.

     14. Annual Plan Submission. Section 3.11(a)(ii)(D) of the Operating Agreement shall be amended to delete the reference to "July 15, 1995" and to insert "January 31, 1996" in lieu thereof.

     15. Pre-Effective Date Costs. The second sentence of Section 3.17 of the Operating Agreement shall be amended effective March 31, 1995 to read as follows:

          Within ten (10) days of the Company's receipt of an invoice for each such expense, Mojave shall (i) pay to the Company its proportionate share of such expense based upon its Membership Interest and (ii) pay the remainder of such expense to the Company which shall be deemed to be a payment on behalf of MVRCC of such Pre-Effective Date Cost as well as a non-interest bearing loan to MVRCC which shall be due and payable to Mojave on the earlier to occur of (x) the Effective Date if, and only if, the Effective Date occurs, or (y) the receipt by MVRCC of alternative project financing, if any.

     16. Operational Standards. Section 3.11(a)(iii) of the Operating Agreement shall be amended to delete the reference to "July 15, 1995" and to insert "January 31, 1996" in lieu thereof.

     17. Design, Development and Construction Budget. Section 3.32 of the Operating Agreement shall be amended to read as follows: "The Design, Development and Construction Budget shall be as set forth on Exhibit "I" attached hereto."

     18. Additional Contributions. Section 4.3 of the Operating Agreement shall be amended to read as follows:

               Subsequent to execution hereof, all expenses of the Company shall be paid out of the receipts of the Company. Except for any Capital Contribution of equity Project Financing made by Mojave pursuant to
          Section 4.4, and any Capital Contribution required pursuant to Sections 2.5, 2.6 and 4.1, no Member shall be obligated or entitled to make any Capital Contribution.

     19. Project Financing. The third sentence of Section 4.4 of the Operating Agreement shall be amended to read as follows:

          Any equity Project Financing obtained by Mojave or any Affiliate of Mojave which is contributed to the Company shall be contributed to the Company as equity and shall constitute an additional Capital Contribution by Mojave.

     The fifth sentence of Section 4.4 of the Operating Agreement shall be amended to read as follows:

          Mojave shall have until September 30, 1995 (which date shall not be subject to any further extension or modification) to obtain the Project Financing and the construction of the Project shall be commenced as soon as is reasonably practicable after receipt of the Project Financing (but in no event later than sixty (60) days from the date the Project Financing has been obtained) and diligently pursued to completion, otherwise the Company shall dissolve pursuant to
          Section 9.2 of this Agreement.

     20. Contingencies. Section 4.5 of the Operating Agreement shall be amended to delete the reference to "January 15, 1995" and to insert "September 15, 1995" in lieu thereof. The last sentence of Section 4.5 of the Operating Agreement shall be amended to delete the reference to "October 1, 1994" and to insert "September 1, 1995" in lieu thereof.

     21. Sublease Impositions Reimbursement. The first sentence of Section 4.6 of the Operating Agreement shall be amended to read as follows:

               On the Effective Date, the Company shall reimburse, to the extent not previously paid by the Company, (i) MVR for any Impositions (as defined in the Sublease) paid by MVR from the date of the Sublease, through and including the Commencement Date (as defined in the Sublease) and (ii) MVRCC for any Impositions (as defined in the Sublease) paid by MVRCC from the Commencement Date (as defined in the Sublease) through and including the Effective Date.

     22. Gaming Operations. Section 5.3 of the Operating Agreement shall be amended to delete the reference to "July 15, 1995" and to insert "January 31, 1996" in lieu thereof.

     23. Determination of Net Income and Net Losses. Section 6.1 of the Operating Agreement shall be amended to read as follows:

               The Company's net income or net losses for each Fiscal Year shall be determined (for purposes of Treasury Regulations promulgated pursuant to Section 704(b) of the Code) as soon as practicable after the close of that Fiscal Year in accordance with the accounting principles employed in the preparation of the federal income tax return filed by the Company for that year, but without any special provisions for tax exempt or partially tax exempt income.
          This Section 6.1 shall not be applicable for determining net income and net loss for financial reporting purposes.

     24. Company Minimum Gain Chargeback. Section 7.1 of the Operating Agreement shall be amended to delete the phrase "with a deficit Capital Account balance at the end of the year." Section 7.1(a) of the Operating Agreement shall be amended to delete the phrase "on one more" and to insert "one or more" in lieu thereof.

     25. Ordering Rules. Section 7.5 of the Operating Agreement shall be amended to insert the following as the last sentence thereof:

               If the Management Committee determines, after consultation with tax counsel, that the allocation of any item of income, gain, loss, deduction or credit is not specified in this Article VII (an "unallocated item"), or that the allocation of income, gain, loss, deduction or credit hereunder is clearly inconsistent with the Members' economic interests in the Company (determined by reference to the general principles of Treas. Reg. (S)1.704-1(b)(iv), Treas. Reg.
          (S)1.704-1(b) generally and the factors set forth in Treas. Reg.
          (S)1.704-1(b)(3)(ii)) (a "misallocated item"), then the Management Committee may allocate such unallocated items, or reallocate such misallocated items, to reflect such economic interests.

     26. Qualified Income Offset. Section 7.6 of the Operating Agreement shall be amended to read as follows:

               No Net Loss shall be allocated to any Member to the extent such allocation would create a deficit in the Capital Account of such Member computed after making all Capital Account adjustments for such year, debiting, as of the end of such year, adjustments, allocations, and distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) and crediting any amounts such Member is obligated to restore or is deemed obligated to restore pursuant to Treasury Regulations Sections 1.704(2)(g)(1) or 1.704-2(i)(5). Any such Net Loss shall instead be allocated to the other Members, pro rata in accordance with and to the extent of their positive Capital Account balances. Notwithstanding any provision of this Agreement to the contrary (except for Sections 7.1 and 7.2 of this Agreement, which shall be applied first), if in any taxable year of the Company (or other period) a Member unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), or any successor provision thereto, or an allocation of Net Loss that causes such a deficit balance in the Capital Account of such Member, such Member will be allocated items of income or gain to the extent required by Treasury Regulations Section 1.704-1(b)(2)(ii)(d). This provision is intended to constitute a "qualified income offset" within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

     27. Restrictions on Transfers of Units. Section 8.1 of the Operating Agreement shall be amended to (i) delete the phrase "which consent shall not be unreasonably withheld;" (ii) delete the phrase "such Member may contract to sell the Membership Interest to a third party,;" and to insert "such Member may contract to assign (but not substitute the assignee as a Member) to a third party, in lieu thereof;" and (iii) in each of the two places the phrase "right to assign (but not substitute)" appears, to read, instead, as follows: "right to assign (but not substitute the assignee as a Member)".

     28. New Members. Section 8.2 of the Operating Agreement shall be amended to read as follows:

               A new Member including, without limitation, a substitute Member (in either case, a "new Member"), may be admitted only with the unanimous written consent of the Members, which consent may be withheld in the sole and arbitrary discretion of such Members. A new Member may be admitted upon execution of an amendment to this Agreement and the filing of an amendment to the Articles of Organization of the Company. Each new Member shall be admitted only if such new Member has executed an amendment to this Agreement in which the new Member agrees to be bound by the terms and provisions of this Agreement as they may be modified by that amendment. A new Member's Capital Contribution and share of the Company's profits and losses shall be set forth in an amendment to this Agreement containing the written consent of the Members agreeing to the admission of the new Member. Until such time as a transferee is admitted as a new Member, such transferee by virtue of such transfer shall have no right to participate in the management of the business and affairs of the Company or to become a Member.

     29. Expulsion of a Member. Section 8.4 of the Operating Agreement shall be amended to delete the reference to "October 1, 1995" and to insert "October 1, 1996" in lieu thereof.

     30. Events of Default. Section 9.1(a) of the Operating Agreement shall be amended to read as follows: "the failure to pay or make a required payment, distribution, or contribution hereunder within ten (10) days following written notice of such default;".

     31. Events of Dissolution. Section 9.2(h) of the Operating Agreement shall be amended to delete the reference to "October 1, 1994" and to insert "September 1, 1995" in lieu thereof.

     32. Distribution of Assets. Section 9.3(b) of the Operating Agreement shall be amended to read as follows:

          to all the Members, pro rata, in accordance with their "unreturned Capital Account", to the extent of any unreturned Capital Accounts. For the purposes of this Section 9.3(b) the phrase "unreturned Capital Accounts" shall be defined as the amount of cash and the fair market value of any property contributed to the Company as a Capital Contribution of a Member (with such property valued pursuant to Section 1.5 of this Agreement) reduced by the amount of cash and the fair market value of any property distributed in accordance with
          Section 7.7 of this Agreement; and

     33. Substitution of Mojave. As between the parties to this Agreement all references in the Sublease to "Eagle Gaming, Inc." shall be deemed to mean "Mojave Gaming, Inc." and all references to "Eagle" shall be deemed to mean "Mojave."

     34. Effect. Except as modified by this Amendment, all other terms and conditions in the Operating Agreement including, without limitation, the guarantee of Elsinore pursuant to Section 12.12 thereto, shall remain in full force and effect and this Agreement shall be governed by the provisions thereof. The parties hereto hereby affirm each and every term of the Operating Agreement as modified by this Amendment.

     35. Binding Nature; Assignments. This Amendment is binding upon and inures to the benefit of the parties hereto and their respective heirs, successors and assigns.

     36. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Nevada.

     37. Further Documents and Action. The parties agree to execute and deliver all such further or instruments and take all action as may be reasonably necessary or appropriate to carry out the purposes of this Amendment.

     38. Executed in Counterparts. This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     39. Capitalized Terms. Capitalized terms not defined herein shall have the meanings ascribed to them in the Operating Agreement.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first hereinabove written.

ELSINORE CORPORATION, A NEVADA               MOJAVE GAMING, INC., A NEVADA
CORPORATION                                  CORPORATION


By:                                          By:
   ---------------------------------            --------------------------------
   Name:                                        Name:
        ----------------------------                 ---------------------------
   Title:                                       Title:
         ---------------------------                  --------------------------

MOJAVE VALLEY RESORT CASINO                  NASHVILLE NEVADA, L.L.C., A NEVADA
COMPANY, A NEVADA CORPORATION                LIMITED-LIABILITY COMPANY


By:                                          By:
   ---------------------------------            --------------------------------
   Name:                                        Name:
        ----------------------------                 ---------------------------
   Title:                                       Title:
         ---------------------------                  --------------------------


By:
   ---------------------------------
   Name:
        ----------------------------
   Title:
         ---------------------------

                                  EXHIBIT "A"

                          Development Option Agreement

                          DEVELOPMENT OPTION AGREEMENT
                          ----------------------------


     THIS DEVELOPMENT OPTION AGREEMENT (this "Development Agreement") dated as of ____________________, 199__, is made by and among MOJAVE GAMING, INC., a Nevada corporation ("Mojave"), ELSINORE CORPORATION, a Nevada corporation ("Elsinore") and MOJAVE VALLEY RESORT CASINO COMPANY, a Nevada corporation ("MVRCC").

                                    RECITALS
                                    --------

     A. Mojave Valley Resort, Inc., a Nevada corporation ("MVR") and the Fort Mojave Indian Tribe, an Indian Tribe organized in accordance with Section 16 of the Act of June 18, 1934, 25 U.S.C. Section 476 (the "Tribe") are parties to a ground lease dated August 21, 1990, as amended by a lease modification agreement approved by the United States Department of the Interior, Bureau of Indian Affairs ("BIA") on June 4, 1993, (collectively, the "Ground Lease") for approximately four hundred eighty-eight (488) acres of land owned by the Tribe as further described in the Ground Lease (the "Leased Land"). MVR desires to develop the Leased Land in accordance with the Tribe's master plan for development (the "Master Plan").

     B. MVR and MVRCC are parties to an Amended and Restated Hotel/Casino Sublease for Owner-Operator dated as of August 23, 1994, approved by the Tribe on August 23, 1994 and the BIA on October 7, 1994 (the "Sublease") for a certain portion of the Leased Land consisting of two parcels as further described therein (the "Site"). Elsinore and MVRCC are parties to a Memorandum of Understanding dated February 2, 1994 ("MOU") with respect to the development of the Site (the "Project"). Elsinore has assigned its rights in the MOU to Eagle Gaming, Inc., a Nevada corporation ("Eagle"), who in turn assigned its rights in the MOU to Mojave. Elsinore agrees to guarantee the performance of Mojave or any permitted transferee of Mojave under this Development Agreement.

     C. Eagle, Elsinore and MVRCC are parties to an Operating Agreement dated May 27, 1994, as thereafter amended (the "Agreement") with respect to the organization of Nashville Nevada, L.L.C., a Nevada limited-liability company (the "Company") which has been formed to construct, develop and operate the Project. Eagle has assigned its rights in the Agreement to Mojave. MVRCC has agreed to assign its rights under the Sublease to the Company pursuant to the Agreement. The Agreement contemplates the construction of an approximately five hundred (500) room hotel with a sixty thousand (60,000) square foot casino containing approximately one thousand (1,000) slot machines and forty (40) table games (which composition of slot machines and table games may vary from time to time based upon customer demand) along with an approximately twenty-five (25) acre recreational vehicle park containing approximately six hundred thirty-four
(634) parking spaces. Capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Agreement.

     D. MVR and MVRCC are parties to a Second Amended and Restated Lease Option Agreement dated as of October 6, 1994, approved by the Tribe on October 6, 1994 and the BIA on October 7, 1994 (the "Option Agreement") to sublease portions of the Leased Land known as parcel 4 as described in Exhibit "A-1" ("Parcel 4"), parcel 5 as described in Exhibit "A-2" ("Parcel 5"), parcel 8 as described in Exhibit "A-3" ("Parcel 8"), and parcel 6 as described in Exhibit "A-4" ("Parcel 6," and together with Parcels 4, 5, and 8 the "Additional Sites" and each such parcel an "Additional Site"). The Additional Sites are shown on the site plan attached hereto as Exhibit "B". Upon exercise of a Sublease Option (as defined in the Option Agreement) and receipt of the requisite approvals, if any, of the sublease and assignment, a fee shall be paid to the Tribe (the "Option Fee") as set forth in the Option Agreement. Mojave and MVRCC contemplate the construction, development and operation of separate hotel/casino projects on certain of the Additional Sites in conformance with the Master Plan and in each case consistent with a design scheme, site plan, landscape plan, and inter-site circulation pattern which complement the Project and every other hotel/casino project built on an Additional Site or elsewhere on the Leased Land, pursuant to the terms and conditions contained herein.

     E. Due to the experience of Elsinore and Mojave, as an Affiliate of Elsinore, in the development and operation of modern, first class hotel/casinos and in reliance on the unique relationship of the parties, MVRCC hereby grants to Mojave the Development Option (as defined below) (and such corresponding rights to Elsinore as set forth herein) upon the terms and conditions set forth in this Development Agreement.

                               TERMS OF AGREEMENT
                               ------------------

     In consideration of the Agreement, the mutual covenants and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Provided that (i) the Agreement, the Sublease, or the Option Agreement has not been previously terminated other than by a default of MVRCC or any Affiliate of MVRCC; (ii) the Company is not then in breach or default of the Agreement or the Sublease including any event which with the giving of notice or the lapse of time, or both, would constitute a breach or default (except for any such event caused by the action or inaction of MVRCC); and (iii) Mojave, Elsinore or an Affiliate of either of them is not then in breach or default of the Agreement including any event which with the giving of notice or the lapse of time, or both, would constitute a breach or default, then Mojave shall have the option of entering into one (1) or more joint ventures with MVRCC or an Affiliate of MVRCC to develop Additional Sites ("Development Option") upon the terms and conditions set forth below, otherwise this Development Agreement shall terminate:

          (a) Mojave shall have a Development Option with respect to Parcel 4 which shall expire on or before 9:00 a.m. P.S.T., January 15, 1997, or one (1) year following the Opening, whichever is later; provided, however, that at any time prior to the Opening, should MVRCC or an Affiliate of MVRCC reach an agreement with a third party or parties for the construction, development and operation of a hotel/casino to be located on Parcel 4, the Development Option for Parcel 4 shall terminate upon recordation of the construction financing for such hotel/casino if the same shall be recorded prior to the Opening and construction of such hotel/casino shall commence within ninety (90) days thereafter. In the event of such an agreement, a Development Option for Parcel 5 shall be substituted in lieu thereof which substituted Development Option shall expire on or before 9:00 a.m. P.S.T., January 15, 1997, or one (1) year following the Opening, whichever is later. MVRCC hereby assigns to Mojave MVRCC's approval rights under Paragraph 1(a) of the Option Agreement in the event that Parcel 5 is substituted for Parcel 4. No construction shall be undertaken except under the supervision of an architect licensed in the State of Nevada. The cost and expense of Mojave's review of any proposed Building Plan (as defined in the Option Agreement) required to be furnished pursuant to the Option Agreement shall be paid by Mojave. To the extent that the time for substituting Parcel 5 for Parcel 4 and for exercising the Sublease Option (as defined in the Option Agreement) is extended pursuant to Paragraph 1(a) of the Option Agreement, the time for substituting Parcel 5 for Parcel 4 and for exercising the Development Option provided in this subparagraph 1(a) shall be likewise extended.

          (b) provided that (i) Mojave has exercised its Development Option as set forth in subparagraph 1(a) above; (ii) approval of the Tribe and the BIA to the sublease for Parcel 4 or Parcel 5, as the case may be, has been obtained within six (6) months following the submission of the sublease for such approvals; (iii) the hotel/casino to be constructed thereon is open for business to the public within the time period prescribed by the Joint Venture Agreement (as defined below) entered into in connection with the exercise of the Development Option set forth in subparagraph 1(a) above and (iv) Mojave, Elsinore or any Affiliate of either of them is not then in default (other than a default caused by MVRCC or an Affiliate of MVRCC) of the Joint Venture Agreement (as defined below) or of the sublease, entered into in connection with the Development Option set forth in subparagraph 1(a) above including any event which with the giving of notice or lapse of time, or both, would constitute a breach or default, then Mojave shall have a Development Option with respect to Parcel 5 (or either Parcel 6 or Parcel 8, at the sole option of Mojave, in the event that Parcel 5 has been substituted by MVRCC in accordance with subparagraph 1(a) above), which shall expire at 9:00 a.m. P.D.T., July 15, 1998, or six (6) months following the completion and opening for business to the public of the hotel/casino to be developed pursuant to the exercise of the Development Option set forth in subparagraph 1(a) above, whichever is later; and

          (c) provided (i) that Mojave has exercised its Development Option as set forth in subparagraph 1(b) above; (ii) approval of the Tribe and the BIA to the sublease for Parcel 5, Parcel 6 or Parcel 8, as the case may be, has been obtained within six (6) months following the submission of the sublease for such approvals; (iii) the hotel/casino to be constructed thereon is open for business to the public within the time period prescribed by the Joint Venture Agreement (as defined below) entered into in connection with the exercise of the Development Option set forth in subparagraph 1(b) above and (iv) Mojave, Elsinore or any Affiliate of either of them is not then in default (other than a default caused by MVRCC or an Affiliate of MVRCC) of the Joint Venture Agreements (as defined below) or of the subleases, entered into in connection with the Development Options set forth in subparagraphs 1(a) and 1(b) above including, any event which with the giving of notice or lapse of time, or both, would constitute a breach or default, then Mojave shall have a Development Option with respect to Parcel 8 (or Parcel 6, in the event that Mojave has exercised its Development Option as set forth in subparagraph 1(b) above as to Parcel 8) together with the premises designated RV Park #2 as described in Exhibit "A-5" ("RV

Park 2") unless such premises has been subleased for use as a recreational vehicle park, which shall expire at 9:00 a.m. P.S.T. January 15, 2000, or six
(6) months following the completion and opening for business to the public of the hotel/casino to be developed pursuant to the exercise of the Development Option set forth in subparagraph 1(b) above, whichever is later.

     2. Upon compliance with the applicable conditions set forth in Paragraph 1 above, a Development Option shall be exercised by Mojave delivering, within the respective time periods set forth in subparagraphs 1(a), (b) and (c), written notice to MVRCC identifying the proposed sources for financing of the respective hotel/casino project, detailing the constituent parts, terms and timing of such financing and including satisfactory assurances of commitments therefor, in the manner and at the address set forth in Section 12.1 of the Agreement. The parties forthwith after any such exercise of a Development Option by Mojave shall agree upon and execute the Joint Venture Agreement referred to in Paragraph 3 below.

     3. The form of entity utilized by Mojave and MVRCC to develop an Additional Site ("Development Entity") upon the exercise of a Development Option by Mojave shall be a Nevada limited-liability company unless otherwise agreed by the mutual consent of the parties or unless the tax and liability provisions of Nevada limited-liability companies have materially adversely changed from the date hereof. Mojave and MVRCC shall promptly enter into an operating agreement (the "Joint Venture Agreement") governing the ownership, development and operation of each hotel/casino project, as well as the Development Entity, containing substantially similar terms and conditions as contained in the Agreement, including any amendments thereto and as may be adjusted or modified pursuant to the terms of the Agreement or any such amendment. By way of illustration and not limitation, a Joint Venture Agreement shall contain substantially similar terms and conditions as the Agreement relating to time frames with respect to the rights and obligations of the parties, size and composition of each hotel/casino project to be built upon an Additional Site, and appointment of Temple or an Affiliate of Temple as construction manager and of Elsinore or an Affiliate of Elsinore as project coordinator. Notwithstanding the foregoing to the contrary, each Joint Venture Agreement shall deviate from the Agreement as follows:

          (a) there will be no requirement to construct an additional recreational vehicle park except with respect to RV Park 2;

          (b) there will be no obligation on the part of MVRCC to complete or cause the completion of any off-site improvements, as described in Section 2.9 of the Agreement;

          (c) the total initial capital contribution to the Development Entity shall be not less than Ten Million Dollars ($10,000,000) nor more than Twenty Million Dollars ($20,000,000) (which amounts are based upon the purchasing power of money as of the date of this Development Agreement and shall be periodically adjusted with reference to the Consumer Price Index to retain the same purchasing power);

          (d) MVRCC shall receive a fifty percent (50%) equity interest in the Development Entity in consideration of a capital contribution in the form of the assignment of the sublease for the subject Additional Site (with the value of such assignment of the sublease for each Additional Site being Five Million Dollars ($5,000,000) which amount is based upon the purchasing power of money as of the date of this Development Agreement and shall be periodically adjusted with reference to the Consumer Price Index to retain the same purchasing power) and cash in such amount (if any) as is necessary for the total amount of MVRCC's capital contribution including said value for the assignment of the sublease to equal fifty percent (50%) of the total initial capital contribution to the Development Entity. Mojave shall be obligated to make a cash capital contribution of fifty percent (50%) of the total initial capital contribution required for the Development Entity up to a maximum of Ten Million Dollars ($10,000,000) (which amount is based upon the purchasing power of money as of the date of this Development Agreement and shall be periodically adjusted with reference to the Consumer Price Index to retain the same purchasing power) in consideration of the remaining fifty percent (50%) equity interest;

          (e) the total project cost and design, development and construction budget shall be adjusted to account for any variations in price of building services and materials at the time of construction and other applicable cost increases;

          (f) the construction manager's fee shall be four percent (4%) of the design, development and construction budget for the hotel/casino and other improvements and/or installations subject to the supervision of the construction manager so long as such fee falls within the range of what is customary and reasonable for construction management services for construction of a hotel/casino project of a similar magnitude at that time;

          (g) the Joint Venture Agreement shall delete any reference to Pre-Effective Date or payment of Pre-Effective Date Costs, as the effective date of the Joint Venture Agreement will be the date that the Joint Venture Agreement is executed by all parties thereto;

          (h) Mojave and MVRCC shall have the unrestricted right to transfer up to forty percent (40%) of their respective membership interests (i.e. a twenty percent (20%) membership percentage in the Development Entity) including, without limitation the unrestricted right of MVRCC to assign (but not substitute) a five percent (5%) membership percentage in the Development Entity to George R.A. Johnson or, in his sole discretion, to an entity to be formed and solely owned by him and/or members of his immediate family;

          (i) the Development Entity shall attempt to include, as a component of the project financing, an amount equal to the Option Fee and, if obtained by the Development Entity through the project financing, shall be loaned by the Development Entity to MVRCC upon identical interest rates obtained by the Development Entity pursuant to the project financing which loan shall be secured by MVRCC's interest in the Development Entity and repaid to the Development Entity from the first distributions of the Development Entity to MVRCC (in its capacity as a member of the Development Entity) other than distributions made to pay taxes on income which have not been distributed, until such amounts are paid in full.

          (j) the project financing shall be closed and the initial draw request or other funding has occurred within sixty (60) days after the approval by the Tribe and BIA of the sublease for such Additional Site; provided, however, that this time period shall be extended by one (1) day for each day that such funding was delayed due to a material breach by MVR or an Affiliate of MVR under a construction management agreement;

          (k) the opening of the hotel/casino to be built upon an Additional Site shall occur within (i) fourteen (14) months of the exercise of the Development Option for such Additional Site or (ii) sixty (60) days after completion of construction provided that such sixty (60) day time period shall be diminished by one (1) day for each day that Mojave or an Affiliate of Mojave delays completion of construction but in no event more than sixty (60) days, whichever is later;

          (l) notwithstanding anything contained in this Development Agreement to the contrary, the Option Fee to be expended by MVRCC pursuant to Mojave's exercise of the Development Option set forth in subparagraph 1(c) above and the corresponding exercise of MVRCC's Sublease Option (as defined in the Option Agreement) provided in Paragraph 4 below shall be paid by the Development Entity to MVRCC on the later of the exercise of such Development Option and Sublease Option or the organization of the Development Entity provided that the Development Entity is organized within thirty (30) days from such exercise; provided, however, that in the event RV Park 2 is not, for any reason, part of the Development Option set forth in subparagraph 1(c) above except as provided in subparagraph 3(i), the Option Fee expended by MVRCC pursuant thereto shall be the sole and exclusive responsibility of MVRCC with no reimbursement from the Development Entity or Mojave; and

          (m)  any changes required by law.

     4. MVRCC, upon the proper exercise of a Development Option by Mojave pursuant to the terms hereof, shall (i) exercise its option rights for such corresponding Additional Site under the Option Agreement and enter into a sublease for such corresponding Additional Site; (ii) assign its rights in said sublease to the Development Entity; (iii) promptly submit said sublease for approval by the Tribe and the BIA; and (v) upon receipt of such approvals pay any Option Fee required under the Option Agreement.

     5. Any additional notices required to be given by a party under this Development Agreement shall be in writing and duly given as set forth in Section
12.1 of the Agreement.

     6. The rights and obligations described in this Development Agreement shall terminate if (i) Elsinore or an Affiliate of Elsinore ceases to be Project Coordinator of the Project; (ii) Mojave and/or an Affiliate reduces its Membership Interest in the Company below forty percent (40%) in the aggregate;
(iii) there is a transfer of a majority interest in Mojave other than a transfer due to the exercise of a security interest in the stock of Mojave granted to the holders of Elsinore's convertible subordinated notes to be issued in 1995 (the "Security Interest"); (iv) there is a change in the control of Mojave other than a transfer due to the exercise of the Security Interest or Elsinore, with a "change of control" in Elsinore being defined as a change in the majority of the Board of Directors within any twelve (12) month period; or (v) the average win per unit computed by adding the total gaming win amount and dividing such total by the sum of total games, card games and total slot machines of the Project and any hotel/casino constructed on an Additional Site pursuant to the exercise of a Development Option in any Fiscal Year subsequent to the Fiscal Year of Opening is less than seventy-five percent (75%) of the average win per unit for Clark County - Laughlin Area casinos with gaming revenue of One Million Dollars ($1,000,000) and over as calculated (as set forth above) from the figures published in the then most recent State of Nevada Gaming Control Board Gaming Revenue Report. If the Gaming Revenue Report shall cease to be published, then for the purposes of this Development Agreement, there shall be substituted for the Gaming Revenue Report such other publication containing similar information as the parties shall reasonably agree.

     7. Any dispute, controversy, or claim arising out of or relating to this Development Agreement shall be settled by arbitration held in Las Vegas, Nevada in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as specifically provided below.

          (a) If the matter in controversy shall appear, at the time of the demand, to equal or exceed One Hundred Thousand Dollars ($100,000.00) (which amount is based upon the purchasing power of money as of the date of this Development Agreement and shall be periodically adjusted with reference to the Consumer Price Index to retain the same purchasing power) then the panel to be appointed shall consist of three neutral arbitrators; if less than such amount, one neutral arbitrator.

          (b) Subject to the time restrictions set forth below, the arbitrator shall conduct the arbitration in such a manner (including the allowance of such discovery as the arbitrator determines is appropriate under the circumstances) and on such a schedule as the arbitrator deems to be fair and reasonable and to provide each party with an adequate opportunity to present and support its position. The arbitrator shall resolve the dispute and give the parties written notice of his or her decision, with the reasons therefor set out in full, within thirty (30) days after the arbitrator's selection and shall have ten (10) days thereafter to reconsider and modify his or her decision if any party so requests. Thereafter the arbitrator's decision shall be final, binding, and nonappealable. The arbitrator shall be bound by the terms of this Development Agreement and applicable law.

          (c) The arbitrator shall have authority to award relief under legal or equitable principles, including interim and preliminary relief. The arbitrator shall allocate the costs of the arbitration, including the arbitrator's fee, between the parties upon such basis as the arbitrator deems equitable and, if the arbitrator determines that any party has proceeded in bad faith or arbitrarily or capriciously, then the arbitrator shall require that party to reimburse the other parties for the attorneys' fees and out-of-pocket expenses incurred by the other party in connection with the arbitration. The arbitrator shall also award such incidental recovery, such as interest, as required by this Development Agreement.

          (d) Judgment upon the award rendered by the arbitrator may be entered in any court having personal and subject matter jurisdiction.

     8. This Development Agreement contains the entire understanding of the parties with respect to its subject matter and supersedes all prior agreements and understandings, including without limitation the MOU, between the parties with respect to such subject matter.

     9. This Development Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all of the parties. Except for the Development Options, no failure to exercise, and no delay in exercising, any right, power or privilege under this Development Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. The waiver of any breach of any provision shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between or among the parties. No extension of time for performance of any obligations or other acts under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and obligations under this Development Agreement shall bind and inure to the benefit of the parties (including the respective officers, directors, employees, agents and Affiliates). The Development Option granted to Mojave hereunder shall not be transferable either voluntarily or by operation of law, without the written consent of MVRCC, except that Mojave may transfer to an Affiliate of Mojave without such consent of MVRCC so long as such Affiliate assumes in writing all of the duties and obligations of Mojave hereunder. For the purposes of this paragraph, the sale, issuance or transfer of a controlling interest in Mojave, or the transfer of a majority interest in or change in the control of any partnership, trust, unincorporated association, or corporation which directly or indirectly controls Mojave (which shall be deemed to occur when a majority of the board of directors of such corporation has been replaced), shall be deemed a prohibited transfer except for a transfer due to the exercise of the Security Interest. Notwithstanding the foregoing to the contrary, the only restriction on Elsinore with respect to this paragraph shall be a change of majority control upon a change in the majority of the board of directors within a twelve (12) month period.

     10. This Development Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

     11. This Development Agreement shall be construed in accordance with and governed for all purposes by the laws and public policy of the State of Nevada.

     12. If any provision of this Development Agreement or the application of any such provision to any party or circumstance is held to be inconsistent with any present or future law, ruling, rule or regulation of any court or governmental or regulatory authority having jurisdiction over the subject matter of this Development Agreement, such provision shall be deemed to be modified to the minimum extent necessary to comply with such law, ruling, rule or regulation, and the remainder of this agreement or the application of such provision to persons or circumstances other than those as to which it is held inconsistent, shall not be affected. If any provision is determined to be illegal, unenforceable, or void, then such void provision shall be deemed rescinded and each provision not so affected shall enforced to the extent permitted by law.

     13. In no event shall this Development Agreement be construed to grant any rights to any party other than Mojave and MVRCC and their permitted successors or assigns.

     14. If this Development Agreement is terminated due to the contingencies contained herein or otherwise rendered void due to the non-occurrence of a condition subsequent, Mojave shall upon the written request of MVRCC, execute and deliver to MVRCC a written release, quitclaim deed, or such other instrument specified by MVRCC, evidencing the termination of this Development Agreement. Such instrument shall be signed and acknowledged in a form eligible for recording.

     15. This Development Agreement shall, at all times, be subject and subordinate to the terms of the Option Agreement and Ground Lease. In the event of any inconsistency between the terms of the Option Agreement and Ground Lease and the terms of this Development Agreement, the terms of the Option Agreement shall prevail over the terms of the Development Agreement and the terms of the Ground Lease shall prevail over the terms of the Development Agreement and Option Agreement.

     16. Elsinore hereby unconditionally guarantees to MVRCC the full and prompt payment and performance of the obligations of Mojave (or of any Affiliate of Mojave which assumes the obligations of Mojave) hereunder and indemnifies MVRCC against any and all loss, damage and expense which MVRCC may sustain as a result of a breach by Mojave hereof, together with reasonable attorneys fees and other costs and expenses of enforcement incurred by it in connection with any matter covered by this guaranty.

     17. An Affiliate of MVRCC is in negotiations to obtain a leasehold interest in certain lands adjoining Parcel 6. In the event that such leasehold interest is acquired, MVRCC agrees to expand Parcel 6 by adding the premises described in Exhibit "C" attached hereto consisting of approximately two and one-half (2.5) acres of land.

     18. Notwithstanding anything contained herein to the contrary, as a material inducement for MVRCC to enter into this Development Agreement and due to the unique relationship of the parties, Mojave and Elsinore agree that upon the filing of a petition by or against either of them under the United States Bankruptcy Code (11 U.S.C. 101 et. seq.) as amended (the "Bankruptcy Code"), agree that the provisions of Bankruptcy Code (S) 365(c)(1) (as the same may be amended from time to time) shall govern any assignment of this Development Agreement.

     19. The parties and their respective professional advisors believe that this Development Agreement is the product of all of their efforts, that it expresses their agreement and that it should not be interpreted in favor of or against any party to this Development Agreement.

     20. Notwithstanding anything in this Development Agreement to the contrary, the obligation of MVRCC to grant option rights to RV Park 2 and the corresponding obligation of the Development Entity to pay the Option Fee pursuant to the exercise of Mojave's Development Option set forth in subparagraph 1(c) above, shall be contingent upon MVRCC obtaining the approval of the Tribe and BIA of an amendment to the Option Agreement to allow the grant of the RV Park 2 option rights as provided in subparagraph 1(c) above. Such amendment shall be acceptable to Mojave in the exercise of its reasonable discretion. MVRCC shall use commercially reasonable efforts to obtain the approvals of the Tribe and BIA set forth in this Development Agreement.

     IN WITNESS WHEREOF, the undersigned by their duly authorized representatives have executed this Development Agreement on the date first above mentioned.

                                         MOJAVE:

                                         MOJAVE GAMING, INC., a Nevada
                                         corporation


                                         By:
                                            ----------------------------------
                                         Its:
                                             ---------------------------------


                                         ELSINORE:

                                         ELSINORE CORP., a Nevada corporation


                                         By:
                                            ----------------------------------
                                         Its:
                                             ---------------------------------

                                         MVRCC:

                                         MOJAVE VALLEY RESORT CASINO COMPANY,
                                         a Nevada corporation


                                         By:
                                            ----------------------------------
                                         Its:
                                             ---------------------------------


                                         By:
                                            ----------------------------------
                                         Its:
                                             ---------------------------------